UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THE E.W. SCRIPPS COMPANY
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312 Walnut Street Cincinnati, Ohio 45202 (513) 977-3000

March 20, 2018

Dear Shareholder:

We are writing to recommend that you elect our director nominees at The E.W. Scripps Company 2018 Annual Meeting of Shareholders, to be held on May 10, 2018.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY
“FOR” ALL OF E.W. SCRIPPS CO.’S HIGHLY QUALIFIED DIRECTOR NOMINEES

Please use the enclosed WHITE proxy card to vote “FOR” each of the Board’s nominees: Lauren R. Fine, Roger L. Ogden and Kim Williams. You are urged to date, sign and return the WHITE proxy card in the envelope provided to you, or to use the telephone or Internet method of voting described on your WHITE proxy card.

This year’s annual meeting occurs at a particularly critical juncture. Scripps is focused on executing a comprehensive strategic plan that capitalizes on the evolving media ecosystem. We believe this plan will create significant value for shareholders, and we are already delivering tangible results. We intend to go deeper in the local markets where we operate to improve cash flow production. We are growing our national businesses to maximize audience and revenue growth. At the same time, we are looking for ways to improve our operating performance and margins. We believe this strategy will enhance both near-term performance and long-term value creation.

We believe that the actions taken by GAMCO Asset Management Inc. (together with certain of its affiliates and managed entities, "GAMCO") risk disrupting your Board’s focus on creating value for shareholders and jeopardize the implementation of the Company’s transformative strategic plan.

We have always welcomed input from all our shareholders. We are disappointed GAMCO chose to nominate three directors and initiate a time-consuming proxy contest rather than engage in substantive dialogue.

Given the momentum and potential of our strategic plan, we believe voting for GAMCO’s nominees risks undermining the Company’s ability to maximize value for all shareholders.

E.W. SCRIPPS CO. IS EXECUTING A TRANSFORMATIVE STRATEGY TO DRIVE
NEAR-TERM AND LONG-TERM VALUE

Recognizing the evolution of broadcasting and consumer media habits, we have been our own catalyst for change and innovation. We began implementing a comprehensive strategy in 2017 with five key components to increase scale, margins and cash flow in our local media business, and unlock long-term value through increased growth across our national business. The key components include:

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First, we are committed to strengthening our television business in the markets where we operate by implementing a buy-sell-swap station acquisition strategy that takes advantage of changes to ownership regulation and allows us to assemble the best-performing portfolio possible;

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Second, we are pursuing a sale of our radio business to further optimize our portfolio and allow us to focus on our core local media opportunity and the growth opportunities in our national businesses;

•	Third, we are investing to fully capture the potential in our national media business, which we see as a long-term growth engine with significant opportunity for value creation;

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Fourth, we continue to restructure and reorganize the Company’s businesses according to the marketplaces they serve: Local and National. We believe this will enable us to bolster the performance of our television portfolio in the Local Media division as we scale fast-growing businesses in our National Media division and;

•	Fifth, we are reducing Local Media and corporate cost structures to yield more than $30 million in annual savings.

WE HAVE A TRACK RECORD OF DELIVERING VALUE FOR ALL SHAREHOLDERS
THROUGH PRUDENT CAPITAL ALLOCATION AND STRATEGIC DECISION-MAKING

Scripps and its Board are fully committed to maximizing shareholder value through a prudent and balanced capital allocation strategy. Our Board and management team have a track record of driving capital allocation strategies that are in the best interest of our shareholders.

In the past five years, we have returned approximately $233.5 million to shareholders via share repurchases and a one-time special dividend. In February, we initiated a quarterly dividend, demonstrating clear confidence in our business and our strategy as well as our commitment to returning capital to shareholders.

We are committed to maintaining a strong balance sheet, with a net debt ratio that is among the lowest in the industry, giving us flexibility to execute our strategy as opportunities arise.

Our acquisition strategy in Local Media has created meaningful value for all shareholders. We have tripled the number of TV stations in our portfolio in five years’ time, adding significant free cash flow and growth assets in lucrative markets.

On the National Media side, the recent acquisition of the Katz networks aligns with our strategy and gives us a leadership position in the multicast industry. The four rapidly growing networks reach 90 percent of U.S. households, creating a new revenue stream and additional cash flow as they expand their national advertising base.

WE ARE COMMITTED TO MAINTAINING A HIGHLY QUALIFIED BOARD WITH
EXCEPTIONAL EXPERIENCE, EXPERTISE AND INTEGRITY

The Scripps Board is acutely aware of the transformation of our industry as technology advances and consumer behavior shifts. Together with CEO Adam Symson, your Board has been instrumental in designing a strategy for growth geared toward delivering value for all shareholders. In contrast, GAMCO has not articulated a compelling alternative strategy or provided a consistent rationale for putting forth its proposed nominees. We do not know how it sees the Company’s future, what its priorities would be, or whether it would recommend the right action to create value for all shareholders.

We recommend you vote “FOR” our three highly qualified director nominees: Kim Williams, formerly a partner at Wellington Management Co. LLP; Roger L. Ogden, formerly president and chief executive officer of Gannett Broadcasting; and Lauren R. Fine, formerly an entertainment industry investment analyst with Merrill Lynch and currently a partner at wealth management firm Gries Financial LLC.

Importantly, we believe each of our nominees is extremely well-equipped to help the Company continuously improve and execute on key priorities while bringing the investors’ perspective into the boardroom in order to serve the interests of all shareholders, including:

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Maintaining a Forward-Looking Growth Vision - We believe the Board continues to successfully pair deep knowledge of today’s business, financial and media landscape with forward-looking perspectives on evolving audience demographics, shifts in content consumption and emerging distribution channels.

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Exhibiting Sound Strategic Oversight - The Board members’ vision and oversight are helping Scripps execute on its comprehensive transformative strategic growth plan, which is already creating meaningful cost synergies and unlocking new opportunities for long-term growth in key segments and markets.

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Encouraging Fresh Thinking and Independent Perspectives - The Board has added five new directors since 2013 and continues to take steps to strengthen itself. This was recently demonstrated by appointing investment management industry veteran Kim Williams as its lead independent director and nominating Lauren R. Fine, one of the foremost experts in the national and local media sector to serve as an independent director.

•	Remaining Interested and Open to All Shareholder Input - The Board continues to invite and appreciate input from all shareholders.

Your Board is comprised of well-credentialed directors who are guiding a successful strategy that is well underway and who are devoted to delivering results.
We encourage you to follow the instructions on the WHITE proxy card included in the proxy materials to vote “FOR” each of the Board’s nominees today by telephone, by Internet or by signing and dating the WHITE proxy card and returning it in the postage-paid envelope provided. We further encourage you to discard proxy materials sent to you by GAMCO.
Thank you for your continued support as we work to enhance value for all shareholders.

Sincerely,
Rich Boehne
Chairman of the Board

Forward-Looking Statements
Certain statements in this communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that are not historical in nature and which may be identified by the use of words like “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, are forward-looking statements.  These forward-looking statements are based on management's current expectations, and are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in such forward-looking statements. Such forward-looking statements are made as of the date of this communication and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors”. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
Important Additional Information and Where to Find It
The Company has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2018 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.scripps.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.